EXHIBIT (h)(1)

                    FORM OF ADMINISTRATIVE SERVICES AGREEMENT
                              Amended and Restated


         This amended and restated Administrative Services Agreement (the "Agreement") is hereby made as of January 1, 2004, by and between The Travelers Insurance Company ("TIC"), a Connecticut corporation with its principal office in Hartford, Connecticut, and Managed Assets Trust, a registered open-end management investment company with its principal office in Hartford, Connecticut (the "Trust").

         In consideration of the premises and the mutual promises hereinafter set forth, TIC and the Trust hereby agree as follows:

1. APPOINTMENT. The Trust hereby appoints and employs TIC as administrator to provide the services described in this Agreement for the Trust. TIC shall perform the obligations and the services set forth herein in accordance with the terms and conditions hereto subject to the overall supervision of the Trust's Board of Trustees.

2.       SERVICES TO BE PERFORMED

         A. TIC, as administrator as of the date of this Agreement, shall be responsible for performing general overall supervision and oversight of all other service providers and their services, including outside counsel and the Trust's independent auditors, except that any investment adviser (or subadviser) to the Trust shall be subject only to the direct supervision and oversight of the Trust's Board of Trustees and, further, any subadviser to the Trust shall be subject only to the direct supervision and oversight of the investment adviser and the indirect supervision and oversight of the Trust's Board of Trustees.

         B. TIC shall be responsible for providing, or arranging for the provision of, the pricing and bookkeeping services commonly referred to as "back office" services described as follows:

                (1) the performance of accounting relating to the Trust, including preparation of the unaudited and audited financial statements.

                (2) The determination of net asset value per share of the outstanding shares of the Trust and the offering price, if any, at which shares are to be sold, at the times and in the manner described in the Trust's Declaration of Trust, as amended, and the registration statement of the Trust.

                (3)   The determination of distributions, if any.

                (4) The maintenance of the accounts and records of the Trust, except for those accounts and records maintained by the Trust's investment advisers and subadvisers, transfer and dividend disbursing agent, and custodian, subject to the provisions of subsection 5 of this Section 2.B and Section 3.

                (5) In conjunction with the Trust's custodian, the receipt of information and maintenance of accounts and records for all corporate actions, including, but not limited to, cash and stock distributions or dividends, stock splits and reverse stock splits, taken by companies whose securities are held by the Trust.

                (6) The monitoring of foreign corporate actions and foreign trades, foreign withholding, and the entering of orders to convert foreign currency or to establish contracts for future settlement of foreign currency.

                (7) The processing and monitoring of settlement of Variable Rate Demand Notes, GNMA's and similar instruments.

                (8)   The monitoring and accounting for futures and options.

                (9)   The preparation of tax returns on behalf of the Trust.


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                (10)  Compliance monitoring including RIC qualification and
                      817(h) diversification.

                (11) The performance of, or arranging for the performance of, transfer agent functions.

                (12) The arrangement of daily repurchase agreements on behalf of the Trust.

         C. TIC shall be responsible for administering, or arranging for the administration of, a program of securities lending for the Trust by:

                (1) Carrying out, or arranging for the carrying out, of security loan transactions between approved borrowers and the Trust, including assisting the custodian in receiving and returning collateral for loans;

                (2)   Marking to market loans outstanding each day; and

                (3) Ensuring that the value of collateral for loans is initially 100% or more of loaned securities at market price and issuing demands for additional collateral should the percentage fall below 100%.

         D. TIC shall not be responsible for any other services provided to the Trust, including, but not limited, to investment advisory, transfer agency and dividend disbursement, custody, legal, and audit, except that TIC may provide necessary clerical services from time to time.

                The Trust will be responsible for the following expenses, including, but not limited to, (1) interest and taxes; (2) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments;
                (3) fees and expenses of the Trust's trustees other than those who are "interested persons" of the Trust, investment advisers and any subadvisers, (4) legal and audit expenses; (5) custodian and transfer agent fees and expenses; (6) fees and expenses related to the registration and qualification of the Trust's shares for distribution under state and federal securities laws;
                (7) expenses of printing and mailing reports and notices and proxy material to shareholders of the Trust; (8) all other expenses incidental to holding meetings of the Trust's shareholders, including proxy solicitations therefor; (9) insurance premiums for fidelity bond and other coverage; (10) investment advisory fees; (11) expenses of typesetting for printing prospectuses and statements of additional information and supplements thereto, if any; (12) expenses of printing and mailing prospectuses and statements of additional information and supplements thereto; and (13) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Trust is a party and any legal obligation that the Trust may have to indemnify the Trust's trustees, officers and/or employees or agents with respect thereto.

         Operating procedures and standards to be followed for each function may be established from time to time by agreement between the Trust and TIC.

3. RECORD KEEPING AND OTHER INFORMATION. TIC shall create and maintain, or cause the creation and maintenance of, all accounts and records required by all applicable laws, rules and regulations relating to the services to be performed herein, including but not limited to, all applicable accounts and records required by Section 31(a) of the Investment Company Act of 1940 ("1940 Act") and the rules thereunder, as the same be amended from time to time, except that TIC shall not have any responsibility for any accounts and records required to be created and maintained by the investment advisers and any subadvisers, the transfer and dividend disbursing agent, and the custodian. All accounts and records created and maintained hereunder shall be the property of the Trust and shall be available for inspection and use by the Trust during regular business hours . Where applicable, such accounts and records shall be maintained by TIC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

4. AUDITS, INSPECTIONS AND VISITS. TIC shall make available during regular business hours all accounts and records created and maintained under this Agreement for reasonable audit and inspection by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust. Upon reasonable notice by the Trust, TIC shall make available during regular business hours its facilities and premises employed in connection with its performance of obligations under this Agreement for reasonable visits by the Trust, any agent or person designated by the Trust, or any regulatory agency having authority over the Trust.


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5.       COMPENSATION. For the performance of its obligations hereunder, the
Trust agrees to pay fees to TIC at the annual rate of 0.06% of the daily net assets. Fees will be accrued daily and paid quarterly within ten business days of the end of each calendar quarter.

6. APPOINTMENT OF SUBADMINISTRATORS. TIC, at its expense, may at any time or times in its discretion appoint (and may at any time remove) one or more other parties as subadministrator to perform any or all of the services specified hereunder and carry out such provisions of this Agreement as TIC may from time to time direct; provided, however, that the appointment of any such subadministrator shall not relieve TIC of any of its responsibilities or liabilities hereunder.

7. SECURITY. TIC represents and warrants that, to the best of its knowledge, the various procedures and systems that TIC has implemented with regard to the safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hours a day restricted access) of the Trust's blank checks, certificates, accounts and records and TIC records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate, and that TIC will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder. TIC shall review such systems and procedures on a periodic basis, and the Trust shall have access to review these systems and procedures.

8. INSURANCE. TIC shall maintain insurance of the types and in the amounts deemed by it to be appropriate and shall notify the Trust should any of its insurance coverage be changed for any reason. Such notification shall include the date of change and the reason or reasons therefor. TIC shall notify the Trust of any material claims against TIC, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by TIC under its insurance coverage. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence, and no provision of this Agreement shall be construed to relieve any insurer of any obligation to pay claims to the Trust, TIC or other insured party that would otherwise be a covered claim in the absence of any provision of this Agreement.

9.       INDEMNIFICATION.

         A. The Trust shall indemnify and hold TIC harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from:

                (1) any claim, demand, action or suit brought by any person other than the Trust, including by a shareholder, that names TIC and/or the Trust as a party and is not based on and does not result from TIC gross negligence, willful misfeasance, bad faith or reckless disregard of its duties, and arises out of or in connection with TIC performance hereunder, or

                (2) any claim, demand, action or suit (except to the extent contributed to by TIC's gross negligence, willful misfeasance, bad faith or reckless disregard of its duties) that results from the negligence of the Trust, or from TIC acting upon any instruction(s) reasonably believed by it to have been executed or communicated by any person duly authorized by the Trust, or as a result of TIC acting in reliance with advice reasonably believed by TIC to have been given by counsel for the Trust, or as a result of TIC acting in reliance upon any instrument or stock certificate reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person, provided that the Trust will not pay any indirect, consequential, or punitive damages.

         B. TIC shall indemnify and hold the Trust harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person other than TIC, that names the Trust and/or TIC as a party and is based upon and arises out of TIC's gross negligence, willful misfeasance, bad faith or reckless disregard of its duties in connection with its performances hereunder.

         In the event that either party requests the other to indemnify or hold it harmless hereunder, the party requesting indemnification (the "Indemnified Party") shall inform the other party (the "Indemnifying Party") of the relevant facts known to the Indemnified Party concerning the matter in question. The Indemnified Party shall use reasonable care to identify and promptly to notify the Indemnifying Party concerning any matter that presents, or


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appears likely to present, a claim for indemnification. The Indemnifying Party shall have the election of defending the Indemnified Party against any claim that may be the subject of indemnification or of holding the Indemnified Party harmless hereunder. In the event the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over defense of the claim and, if so requested by the Indemnifying Party, the Indemnified Party shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnify or to being held harmless hereunder; provided, however, that nothing herein shall prevent the Indemnified Party from retaining counsel at its own expense to defend any claim. Except with the Indemnifying Party's prior written consent, the Indemnified Party shall in no event confess any claim or make any compromise in any matter in which the Indemnifying Party will be asked to indemnify or hold the Indemnified Party harmless hereunder.

10. ACTS OF GOD, ETC. TIC shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, terrorism, or failure of communication equipment of common carriers or power supply. In the event of equipment breakdowns beyond it control, TIC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions and mitigate their effects but shall have no liability with respect thereto. TIC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment.

11. AMENDMENTS. TIC and the Trust shall regularly consult with each other regarding TIC's performance of its obligations and its compensation hereunder. In connection therewith, the Trust shall submit to TIC at a reasonable time in advance of filing with the Securities and Exchange Commission copies of any amended or supplemented registration statements (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act and, a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such material that would require any change in TIC obligations hereunder shall be subject to TIC approval, which shall not be unreasonably withheld. In the event that a change in such documents or in the procedures contained therein materially increases the cost to TIC of performing its obligations hereunder, TIC shall be entitled to receive reasonable compensation therefor.

12. DURATION, TERMINATION, ETC. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, except by written instrument that shall make specific reference to this Agreement and that shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

         This Agreement shall continue in effect with respect to the Trust until terminated by any party on sixty (60) days' written notice given to the other party, and provided further that this Agreement may be terminated immediately at any time for cause either by the Trust or by TIC in the event that such cause remains unremedied for a reasonable period of time not to exceed ninety (90) days after receipt of written specification of such cause. Any such termination shall not affect the rights and obligations of the parties under Paragraph 9 hereof.

         Upon the termination hereof, the Trust, shall pay to TIC such compensation as may be due for the period prior to the date of such termination. In the event that the Trust designates a successor to any of Traveler's obligations hereunder, TIC shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by TIC hereunder. To the extent that TIC reasonably incurs expenses related to a transfer of responsibilities to a successor, TIC shall be entitled to be reimbursed for such expenses, including any out-of-pocket expenses reasonably incurred by TIC in connection with the transfer.

13. LIABILITY. Notice is hereby given that this agreement is not executed on behalf of the trustees of the Trust as individuals and that the obligations of this agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust. TIC agrees that no shareholder, trustee, or officer of the Trust may be held personally liable or responsible for any obligations of the Trust arising out of this agreement. With respect to any obligations of the Trust arising out of this agreement, TIC shall look for payment or satisfaction of any obligation solely to the assets and property to which such obligation relates as though the Trust had separately contracted with TIC by separate written instrument with respect to the Trust.

14. MISCELLANEOUS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut, without giving effect to the choice of laws provisions thereof. The captions in this Agreement are intended for convenience of reference only and in no way define or delimit any of the


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provisions hereof or otherwise affect their construction or effect. This
Agreement may be executed simultaneously in counterparts, each of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement by their respective officials thereunto duly authorized and seals to be affixed, in the case of the Company.

                                         MANAGED ASSETS TRUST


                                         By:
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                                         Name:
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                                         Title:
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                                         THE TRAVELERS INSURANCE COMPANY


                                         By:
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                                         Name:
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                                         Title:
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